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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 April 29, 1998




                             DECORA INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


             0-16072                                      68-0003300
     (Commission File Number)                  (IRS Employer Identification No.)


       One Mill Street, Fort Edward, New York                        12828
      (Address of principal executive offices)                      (Zip Code)


       Registrant's telephone number, including area code: (518) 747-6255


================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

      On April 29, 1998, Decora Industries, Inc. (the "Company"), through its wholly-owned subsidiary, Decora Incorporated ("Decora"), acquired assets which constitute Rubbermaid Incorporated's Decorative Coverings Group (the "Rubbermaid Acquisition"). The assets purchased included the rights to three product lines:
(i) the Con-Tact(R) self-adhesive line, which is currently manufactured by Decora, (ii) the Shelf Liner light-adhesive line, which is currently manufactured by Rubbermaid, and (iii) the Grip Liner non-adhesive covering line, which is currently manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement. The acquired assets include machinery and equipment, inventory, the Con-Tact(R) trade name, shelf space and a non-compete agreement. The Company acquired assets which are used to manufacture the Shelf Liner product line and will relocate these operations to available space in its Fort Edward, New York facility.

      The Rubbermaid Acquisition will enable the Company, which has previously relied on Rubbermaid for the distribution of Con-Tact(R) and related products which the Company manufactures, to integrate the marketing, sales and distribution of the Con-Tact(R) product line, as well as the other two product lines, with its manufacturing capability. The Company believes that it can derive many benefits from this integration of its manufacturing capability with its new sales, marketing and distribution function, including (i) control over decisions regarding placement of products within distribution channels, (ii) a focused approach to managing Con-Tact(R) as a distinct product category and
(iii) the ability to capture the full manufacturer-to-retailer gross margin (although the Company will also experience a corresponding significant increase in selling, general and administrative expenses).

      No infrastructure or employees were transferred to Decora as part of the Rubbermaid Acquisition. Instead, Decora will establish its own national sales and marketing organization and distribution, order entry, customer service, billing and collection functions in an attempt to provide a smooth operational transition from Rubbermaid to the Company upon expiration of a nine-month transition services period. Most of the Company's new national sales, marketing and distribution team will be located in a new office in Cleveland, Ohio. In January 1998, the Company hired Earl A. Wearsch, who has had significant management, marketing and sales experience with decorative home furnishings, including many years as a senior manager in charge of marketing the Glidden brand of paints, to serve as Executive Vice President of the Company and as President and General Manager of Decora. The Company has also retained Mercer Management Consulting, Inc. to help develop and implement a distribution and information systems strategy for the Decorative Coverings Group products and has retained a consumer marketing consulting group to help in the development and execution of new marketing strategies.

      In order to facilitate the transition, Decora has a two-year, royalty free license for use of the name "Rubbermaid" on the Decorative Coverings Group products. During the transition services period, Rubbermaid will provide warehousing, shipping, order entry, customer service, billing and collection functions and will manufacture Shelf Liner products for Decora until such manufacturing operations are transferred to Decora's existing operations in Fort Edward, New York. Decora has estimated the value of the transition services at approximately $1.5 million. Decora will pay Rubbermaid separately on a cost basis for Shelf Liner products manufactured by Rubbermaid.

      The Rubbermaid Acquisition follows another recent acquisition by the Company, through a wholly-owned German subsidiary, of 73.2% of the outstanding shares of Konrad Hornschuch AG ("Hornschuch") on October 1, 1997 (the "Hornschuch Acquisition"). Through its German subsidiary, the Company currently owns approximately 75% of the outstanding shares of Hornschuch and intends to make a tender offer for the outstanding balance of Hornschuch's shares within the next year (the "Hornschuch Minority Tender Offer").

      As a result of the Hornschuch Acquisition and the Rubbermaid Acquisition, the consolidated Company will become a vertically integrated manufacturer, seller, marketer and distributor of self-adhesive decorative and surface covering consumer products, which are sold primarily under the Con-Tact(R) and d-c-fix(R) brands. The Company conducts business primarily through its Decora and Hornschuch subsidiaries, which operate in the United States and Europe, respectively. In the United States, which is the primary market for the Con-Tact(R) brand, Decora will now sell Con-Tact(R) and the other Decorative Coverings Group products directly to leading retailers such as Kmart, Target, The Home Depot and Wal-Mart. In Germany, Italy and the Czech Republic, Hornschuch sells d-c-fix(R) products directly to major retail chains such as Brico, Metro and Stinnes. In the remainder of Western Europe, Eastern Europe, South America, Africa, the Middle East and the Far East, products under both brands are sold and distributed through a network of approximately 65 wholesalers, independent distributors and agents.

      Before applicable adjustments based on date of closing and inventory levels at date of closing, the purchase price (including certain transition services) for the Decorative Coverings Group assets was $62.5 million, subject to further adjustment. Of this amount, $57.5 million was payable (subject to adjustment) at the closing and is subject to further adjustment either upward or downward on January 31, 1999 by a maximum of $2.5 million depending on actual sales levels of the product lines for the calendar year ending December 31, 1998. The remaining $5.0 million will be paid in nine equal monthly installments, partly for transition services performed by Rubbermaid and partly as additional purchase price.

      Concurrently with the Rubbermaid Acquisition, (i) the Company completed a private offering (the "Offering") of $112.75 million aggregate principal amount of 11% Senior Secured Notes due 2005 (the "Notes"), which were sold at a discount for gross proceeds of approximately $110.1 million, (ii) Decora entered into a new $15.0 million credit facility with its principal lender (the "Decora Credit Facility") and (iii) Hornschuch borrowed an additional DM18.0 million (approximately $10.0 million) under its bank credit facilities (the "Hornschuch Credit Facilities") and loaned the proceeds to Decora pursuant to a secured intercompany loan (the "Intercompany Note"). The proceeds of the Offering, the Intercompany Note and the estimated $1.5 million of initial borrowings under the Decora Credit Facility have been, and will be, used as follows:

      (i) $57.5 million (pre-adjustment) was used, and an additional $5.0 million will be used, to acquire the Decorative Coverings Group assets and for certain transition services in connection with the Rubbermaid Acquisition (not including up to an additional $2.5 million which could be payable to Rubbermaid depending on calendar year 1998 net sales); (ii) approximately $1.5 million will be used to relocate certain manufacturing operations of the Decorative Coverings Group; (iii) $32.7 million was used to repay outstanding indebtedness (including $3.6 million of accrued interest and prepayment premium) and to terminate all commitments under the prior credit facility from Decora's principal lender (collectively, the "Refinancing"); (iii) approximately $9.3 million will be used in connection with the Hornschuch Minority Tender Offer (assuming that all of the outstanding minority shares of Hornschuch are purchased); (iv) $6.9 million was used to pay fees and expenses of the Rubbermaid Acquisition, the Offering, the Refinancing and the other transactions described herein and (v) the balance will be used for general corporate purposes, including working capital.

      The Rubbermaid Acquisition, the Offering, the Refinancing, the $1.5 million of initial borrowings under the Decora Credit Facility and the additional DM18.0 million (approximately $10.0 million) borrowing under the Hornschuch Credit Facility and the lending of such amount to Decora under the Intercompany Note are referred to in Item 7 below collectively as the "Transactions."

      Concurrently with the closing of the Intercompany Note financing, Decora and Hornschuch entered into a distribution agreement giving Decora the exclusive right to distribute Hornschuch's products in North America. The agreement has a three-year term and will renew automatically for additional one-year periods unless either party gives six months' advance notice of its intention not to renew. Decora concurrently entered into a license agreement with Hornschuch giving Hornschuch the right to use the Con-Tact(R) trademark, free of any royalty payments, in connection with Hornschuch's sales of self-adhesive decorative coverings in all countries of the world where Decora holds a registered trademark, with the exception of North America and several countries where Decora has assumed existing license agreements in connection with the Rubbermaid Acquisition. This agreement likewise has a three-year term and will renew automatically for additional one-year periods unless either party gives six months' advance notice of its intention not to renew.



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



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (B)  PRO FORMA FINANCIAL INFORMATION.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

      The following unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 1997 is based upon the individual consolidated statements of operations of the Company and Hornschuch and give effect to the Hornschuch Acquisition as if it had occurred on April 1, 1996.

      The Company has accounted for the Hornschuch Acquisition using the purchase method of accounting under which tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. Adjustments to the unaudited pro forma condensed consolidated statement of operations include such adjustments that are directly attributable to the Hornschuch Acquisition and which are expected to have a continuing impact on the Company. Allocations of the purchase price in the Hornschuch Acquisition have been determined based on estimates of fair value and, therefore, are subject to change. Differences between the amounts included herein and the final allocations are not expected to be material.

      This unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the results of operations which would have been attained had the Hornschuch Acquisition been consummated on January 1, 1997 or which may be attained in the future. Such statement should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's historical financial statements included in the Company's Form 10-K for its year ended March 31, 1997 and Form 10-Q for the quarter ended December 31, 1997.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                            THE COMPANY       HORNSCHUCH
                                           FOR THE TWELVE    FOR THE NINE
                                            MONTHS ENDED     MONTHS ENDED
                                            DECEMBER 31,     SEPTEMBER 30,     PRO FORMA            PRO FORMA
                                              1997(a)            1997         ADJUSTMENTS          CONSOLIDATED
                                             ---------        ---------        ---------            ---------
Net sales ...........................        $  64,871        $  89,964                             $ 154,835
Cost of goods sold ..................           47,621           66,168        $     208(c)           113,173
                                                                                    (824)(d)
                                             ---------        ---------        ---------            ---------
Gross profit ........................           17,250           23,796              616               41,662
Selling, general and
   administrative expenses ..........           11,462           21,558              104(c)            33,445
                                                                                     321(e)
Non-recurring charges ...............            1,461               --               --                1,461
                                             ---------        ---------        ---------            ---------
Operating income ....................            4,327            2,238              191                6,756
Interest expense ....................            2,897            1,298            2,537(f)             6,732
                                             ---------        ---------        ---------            ---------
Income before income taxes
   and minority interest ............            1,430              940           (2,346)                  24
Income tax (benefit) provision ......             (669)(b)          476           (1,026)(g)           (1,219)
Minority interest in earnings
   of subsidiary ....................              201               --              123(h)               324
                                             ---------        ---------        ---------            ---------
Net income ..........................        $   1,898        $     464        $  (1,443)           $     919
                                             =========        =========        =========            =========

----------
 (a) The results of operations of Hornschuch are included in the results of the Company since the Hornschuch Acquisition on October 1, 1997.

 (b) In the fourth quarter of fiscal 1997, the Company recognized $1,695 in deferred tax benefits due to the reversal of its deferred tax asset valuation allowance. That quarter is included in the Company's twelve months ended December 31, 1997 as the first quarter of such period.

 (c) Reflects the estimated increase in depreciation expense based on the step-up in basis of property and equipment acquired.

 (d) The nine months ended September 30, 1997 for Hornschuch reflects an adjustment to pension expense to recognize amortization of an intangible pension asset under U.S. generally accepted accounting principles. Effective with the Hornschuch Acquisition, the intangible pension asset was revalued in purchase accounting. This adjustment reflects the reversal of the charge to cost of sales for the amortization of the pension asset.

 (e) Reflects the amortization of intangibles including goodwill over an estimated life of 40 years and an agreement not to compete over the contract life of four years.

 (f) Reflects interest expense on indebtedness and amortization of related fees and expenses incurred in connection with the Hornschuch Acquisition.

 (g) Reflects the estimated income tax effect of the pro forma adjustments.

 (h) Reflects the minority interest in Hornschuch's earnings.


 UNAUDITED ADJUSTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The unaudited adjusted pro forma consolidated financial information included herein does not purport to be representative of the actual results of operations or of the financial position that would have been attained had the Transactions been consummated at the dates indicated or that may be attained in the future. Most of the adjustments involve forward- looking statements that involve risks and uncertainties, as set forth below under "Forward-Looking Statements." Undue reliance should not be placed on the unaudited adjusted pro forma consolidated financial information. Such information is based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Company's historical financial statements included in the Company's Form 10-K for its year ended March 31, 1997 and Form 10-Q for the quarter ended December 31, 1997.

        The following unaudited adjusted pro forma consolidated operations data and unaudited adjusted other data for the twelve months ended December 31, 1997 include adjustments to the Company's unaudited pro forma condensed consolidated statement of operations and other data for such period to reflect the Transactions as if each had occurred on January 1, 1997 and to reflect management's estimates of costs which will be incurred as a result of its establishment of the Company's own sales and marketing organization and distribution, order entry, customer service, billing and collection functions as a result of the Rubbermaid Acquisition.

        Net Sales. The Company had pro forma consolidated net sales of $154,835,000. (See "Unaudited Pro Forma Condensed Consolidated Statement of Operations" with respect to this and all other pro forma consolidated information discussed herein.)

        The Rubbermaid Decorative Coverings Group had net sales of $68,239,000. Historical sales amounts for the acquired product lines represent actual sales as captured within the Rubbermaid transaction system net of certain general customer allowances for promotional support. These general customer allowances are not product line specific. Gross sales amounts were estimated by adding the allowance experience of the Rubbermaid Home Products Division, expressed as a percentage of sales. The percentage was 5.6 for 1997. Net sales of the acquired products represent gross sales amounts less estimated returns and allowances and outbound freight costs. Returns and allowances were allocated based upon the experience of the Rubbermaid Home Products Division as a whole, expressed as a percentage of invoiced sales. An additional 0.3% was deducted as an estimate of price discrepancies. Freight was estimated by allocating costs based upon the size and weight of the decorative coverings products in proportion to other Rubbermaid products which may have been contained in the same shipment. Freight expense represented 4.2% of net sales for 1997. The Company's experience with respect to actual customer allowances for promotional support, product returns and allowances outbound freight costs and price discrepancies will likely vary from the percentages noted above. The Company makes no representation as to the amounts of such variations or whether they will be higher or lower than the estimates used by Rubbermaid.

        The Company had pro forma consolidated net sales, after adjustment for the Transactions, of $192,166,000. An adjustment of $30,908,000 reflects the elimination of sales made by the Company to the Decorative Coverings Group.

        Cost of Goods Sold. The Company had pro forma consolidated cost of goods sold of $113,173,000.

        The Rubbermaid Decorative Coverings Group had cost of goods sold of $48,890,000. Cost of goods sold includes direct cost of materials, labor, overhead and warehousing, as incurred or allocated by Rubbermaid. Overhead allocations were based upon machine time, percentage use of facilities and other related factors. Warehousing costs were estimated based upon budgeted shipping cost per carton and budgeted warehousing cost per cubic foot. Warehousing expense was 3.0% of net sales in 1997. The Company's experience with respect to actual cost of goods sold will likely vary from amounts used by Rubbermaid. The Company makes no representation as to the amount of such variations or whether they will be higher or lower than the allocations and amounts used by Rubbermaid.

        The Company had pro forma consolidated cost of goods sold, after adjustments for the Transactions, of $130,354,000. An adjustment of $31,553,000 reflects the elimination of cost of sales related to sales made by the Company to the Decorative Coverings Group and the reduction of the Decorative Coverings Group's cost of sales to the extent of the Company's gross profit included therein. A $388,000 reduction in anticipated distribution cost reflects the Company's estimate as compared to allocations made by Rubbermaid. An adjustment of $232,000 reflects the estimated increase in depreciation expense based on the step-up in basis of property and equipment acquired.

        Gross Profit. The Company's pro forma consolidated gross profit was $41,662,000. Gross profit of Rubbermaid's Decorative Coverings Group was $19,349,000. The Company's pro forma consolidated gross profit, after net adjustment for the Transactions of $801,000, was $61,812,000.

        Selling, General and Administrative Expenses. The Company had pro forma consolidated selling, general and administrative expenses of $33,445,000.

        Rubbermaid's Decorative Coverings Group had selling, general and administrative expenses of $557,000. Direct sales and marketing expenses of Rubbermaid's Decorative Coverings Group include only those expenses incurred by Rubbermaid directly attributable to the acquired product lines. The Company's experience with such direct expenses will likely vary from Rubbermaid's.

        The Company had pro forma consolidated selling, general and administrative expenses, after adjustments for the Transactions, of $46,346,000. Adjustments totaling $10,800,000 reflect the Company's estimates of additional selling, general and administrative expenses which Decora must incur to warehouse, market, distribute and sell products of the acquired product lines, as follows: (i) The Company estimates it will add approximately 20 positions in the areas of sales, marketing, accounting, customer service and systems support at an estimated annual expense, including benefits, of approximately $2,700,000;
(ii) the Company estimates that it will incur incremental annual expenses of approximately $7,600,000 relative to market research and promotional expenses, advertising and merchandising and (iii) the Company estimates that it will incur additional annual expense of approximately $500,000 for facilities, system requirements and other miscellaneous items. An additional adjustment of $1,544,000 reflects the amortization of goodwill, the Con-Tact(R) trademark, an agreement not to compete and the other intangible assets acquired from Rubbermaid. The amortization expense is based upon the estimated fair values of the assets acquired using a weighted average estimated economic life of 35 years and is based upon preliminary purchase accounting estimates. The actual fair values of the assets to be acquired will be based upon appraisal studies that are currently in process and the Company's evaluation of such assets. Therefore, the amortization expense included in the adjusted pro forma information may change based upon the final allocation of the purchase price and the final determination of the respective economic lives.

        Transaction Adjusted EBITDA. The Company had pro forma consolidated Transaction Adjusted EBITDA of $26,522,000. Transaction Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, minority interest in earnings of subsidiary and non-recurring charges. The Company's pro forma depreciation and amortization, after adjustment for the Transactions, was $11,056,000.

        Transaction Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in conformity with U.S. generally accepted accounting principals or as a measure of profitability or liquidity. Transaction Adjusted EBITDA is included to provide additional information with respect to the ability of the Company to satisfy its debt service, capital expenditure and working capital requirements. While Transaction Adjusted EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Transaction Adjusted EBITDA and other financial data presented herein include the results of the Company's German subsidiaries, including Hornschuch.
However, there are significant limitations on the ability of the Company to access cash from its German subsidiaries.

        Unaudited Adjusted Pro Forma Condensed Consolidated Balance Sheet. The following unaudited pro forma condensed consolidated balance sheet as of December 31, 1997 includes adjustments to the Company's unaudited historical consolidated balance sheet as of December 31, 1997 as if the Transactions had occurred on such date.

        UNAUDITED ADJUSTED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                   A S S E T S

                                                                 AS OF DECEMBER 31, 1997
                                                                                ADJUSTMENTS FOR       PRO FORMA
                                                 THE            RUBBERMAID        THE OTHER          CONSOLIDATED
                                               COMPANY        ACQUISITION(a)     TRANSACTIONS         AS ADJUSTED
                                              ---------       --------------    ---------------      -------------
 Current assets:
    Cash and cash equivalents ........        $   2,403                            $  18,009 (c)       $  20,412
    Accounts receivable ..............           23,901                                                   23,901
    Inventories ......................           25,497        $   7,800                                  33,297
    Prepaid expenses and other
       current assets ................            1,865            1,500                 585 (c)           3,950
                                              ---------        ---------           ---------           ---------
          Total current assets .......           53,666            9,300              18,594              81,560
 Property and equipment, net .........           46,544            3,500                                  50,044
 Notes receivable ....................              658                                                      658
 Intangibles, net ....................           24,329           54,000                                  78,329
 Deferred income taxes ...............            4,935                                1,280 (c)           6,355
                                                                                         140 (d)
 Assets available for sale ...........              658                                                      658
 Other non-current assets, net .......            1,158                                4,100 (c)           4,908
                                                                                        (350)(d)
                                              ---------        ---------           ---------           ---------
          Total assets ...............        $ 131,948        $  66,800           $  23,764           $ 222,512
                                              =========        =========           =========           =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                           AS OF DECEMBER 31, 1997
                                                    ---------------------------------------------------------------
                                                                                    ADJUSTMENTS FOR      PRO FORMA
                                                      THE           RUBBERMAID        THE OTHER         CONSOLIDATED
                                                    COMPANY        ACQUISITION(a)    TRANSACTIONS       AS ADJUSTED
                                                    -------        --------------    ------------       -----------
 Current liabilities:
    Accounts payable ......................        $   8,304                                             $   8,304
    Accrued liabilities ...................           21,140                           $    (585) (c)       20,555
    Current portion of long-term debt .....            8,551                              (3,063) (c)        5,488
                                                   ---------                           ---------         ---------
       Total current liabilities ..........           37,995                              (3,648)           34,347
 Long-term debt ...........................           56,738                             110,086  (b)      153,080
                                                                                          10,000  (b)
                                                                                           1,514  (b)
                                                                                         (25,258) (c)
 Pension obligations ......................           14,198                                  --            14,198
                                                   ---------                           ---------         ---------
             Total liabilities ............          108,931                              92,694           201,625
 Minority interest ........................            6,769                                                 6,769
 Shareholders' equity
    Preferred stock .......................               --                                                    --
    Common stock ..........................               73                                                    73
    Additional paid-in capital ............           33,777                                                33,777
    Accumulated deficit ...................          (17,379)                             (3,200) (c)      (19,509)

                                                                                            (350) (d)
                                                                                           1,280  (c)
                                                                                             140  (d)

    Cumulative translation adjustment .....             (223)                                                 (223)
                                                   ---------                           ---------         ---------
      Total shareholders' equity .........            16,248                               2,130            14,118
                                                   ---------                           ---------         ---------
             Total liabilities and
                shareholders' equity ......        $ 131,948                           $  90,564         $ 222,512
                                                   =========                           =========         =========

----------

 (a) Represents the estimated fair values of the Decorative Coverings Group assets acquired in the Transactions, based upon preliminary purchase accounting estimates. The actual fair values of the assets acquired, which include machinery and equipment, inventory, the Con-Tact(R) trade name, shelf space and a non-compete agreement, will be based upon appraisal studies that are currently in process and the Company's evaluation of such assets. Therefore, the fair values of the assets acquired, as allocated, may change based upon the final allocation.

 (b) Sources of cash for the Transactions are as follows:

        Gross proceeds from the issuance of the Notes ............        $110,086
        Hornschuch Credit Facilities .............................          10,000
        Decora Credit Facility ...................................           1,514
                                                                          --------
                                                                          $121,600

 (c) Uses of cash for the Transactions are as follows:

        Rubbermaid Acquisition(1) ....................................................        $ 66,800
        Refinancing (of which $3,063 relates to current portion) .....................          28,321
        Accrued and prepaid interest .................................................           1,170
        Prepayment penalty ($2,400) and unamortized debt discount ($800) (2) .........           3,200
        Expenses of the Offering .....................................................           4,100
        Hornschuch Minority Tender Offer ($9,300) and general
             corporate purposes ($8,709) .............................................          18,009
                                                                                              --------
                                                                                              $121,600

     (1) Includes $1,500 to be paid over the nine-month period following the acquisition relative to transition services, $2,800 of estimated transaction costs and $1,500 to relocate machinery and equipment acquired. The purchase price is subject to certain adjustments based upon the date of closing, inventory levels at the date of closing and calendar 1998 net sales. Also, up to an additional $2,500 may be paid in 1999 as contingent purchase price based upon calendar 1998 net sales.

     (2) These items, net of estimated income tax benefit of $1,280, will be charged as extraordinary items during the period in which the Transactions occurred.

 (d) Reflects the write-off of unamortized financing costs related to the debt being refinanced. The write-off of $350, net of estimated income tax benefit of $140, will be charged as an extraordinary item during the period in which the Transactions occurred.


 FORWARD-LOOKING STATEMENTS

      This report on Form 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts, including, without limitation, the statements regarding potential synergies, industry prospects, the Company's financial position and estimated future costs relating to the operations of the Decorative Coverings Group assets are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's Form 10-K for its year ended March 31, 1997 and Form 10-Q for its quarter ended December 31, 1997, and also include the following:

      NEED TO DEVELOP NORTH AMERICAN DISTRIBUTION INFRASTRUCTURE. Decora did not acquire the distribution or sales and marketing operations from Rubbermaid as part of the Rubbermaid Acquisition, and Decora does not currently have operations which can fulfill such distribution and sales and marketing requirements. In addition, Rubbermaid has been unable to provide detailed information with respect to its costs of marketing, sales and distribution with respect to its Decorative Coverings Group from which the Company could assess the costs of operating a comparable distribution and sales and marketing infrastructure. For a nine-month transition period, Rubbermaid will continue to provide warehousing, shipping, order entry, customer service, billing and collection functions for Decora on a contractual basis, while marketing and sales activities are being transferred immediately to Decora. During that period, Decora will have to design and implement a complete distribution and sales and marketing system, including the installation of systems and infrastructure, the hiring of personnel and the transition of customer interface. Decora has retained Mercer Management Consulting, Inc. to recommend and oversee the implementation of an optimal distribution and information systems strategy with the goal of helping Decora complete the transition within the nine-month period. There can be no assurance that such transition will occur smoothly or be within management's cost estimates. The inability to complete the transition as planned could result in increased investment requirements, increased operating costs, loss of sales, loss of customers and reduction in operating cash flow available to service required debt payments.

      RELOCATION OF MANUFACTURING OPERATIONS. As part of the Rubbermaid Acquisition, Decora acquired the assets utilized in manufacturing Rubbermaid's Shelf Liner product line and will be required to relocate these manufacturing operations prior to the end of the nine-month transition period. Decora plans to relocate these operations to its existing manufacturing facility in Fort Edward, New York at an estimated cost (including installation and start-up costs) of $1.5 million. While Decora is experienced in the installation and operation of production machinery, there are risks associated with the removal, transportation, installation and start-up of such machinery which may increase the estimated costs and result in an interruption of product supply. Additionally, no assurance can be given that Decora's manufacturing costs following the relocation will be the same as or less than those experienced by Rubbermaid.

      UNCERTAINTIES CONCERNING FUTURE OPERATING REQUIREMENTS AND COSTS. In connection with the Rubbermaid Acquisition, Decora acquired assets which were previously a part of the Rubbermaid Home Products and Specialty Products Divisions. Because the Decorative Coverings Group was operated under Rubbermaid's centralized sales, operations and cash management system, it is not practicable to determine the nature and magnitude of indirect costs for certain functions and services that were performed by centralized Rubbermaid departments outside the defined scope of the Decorative Coverings Group (including all advertising and other distribution, selling, general and administrative expenses), or to reasonably estimate what such costs would have been had Rubbermaid operated the Decorative Coverings Group on a stand-alone basis. Decora's ability to estimate such costs accurately going forward is limited by, among other factors, the absence of such information from Rubbermaid. The failure to estimate such costs accurately could have a materially adverse effect on Decora's ability to successfully implement its business strategy regarding the Decorative Coverings Group and on the Company's business, financial condition or results of operations.

      DEPENDENCE ON SUPPLIER. Grip Tex, Inc. ("Grip Tex") manufactured the Grip Liner product line for Rubbermaid pursuant to a manufacturing agreement which expires August 15, 1998, subject to renewal by Rubbermaid on at least 60 days' advance written notice (the "Grip Liner Agreement"). In the Rubbermaid Acquisition, Rubbermaid assigned its rights and obligations under the Grip Liner Agreement to Decora. However, Decora's ability to rely on Grip Tex as the manufacturer of the Grip Liner products, both in the long term and in the short term, will depend in part on whether the two companies succeed in developing a positive working relationship under the Grip Liner Agreement. Although management believes that alternative manufacturing sources are available for this product line, any change in manufacturers or disruption in this source of product could result in delays, additional costs and loss of sales, which could damage customer relationships and could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, since Grip Tex owns a patent used in producing the Grip Liner Prints product, Decora may find it difficult or impossible to utilize any other manufacturer to produce this product.

      SALES DECLINE IN DECORATIVE COVERINGS GROUP PRODUCTS. Rubbermaid's sales of Decorative Coverings Group products declined by 9% during the calendar year 1997 versus calendar year 1996, and Decora's calendar unit volume shipments of Con-Tact(R) products to Rubbermaid have declined at an annual rate (measured as the annual percentage decrease from December 31, 1994 to December 31, 1997) of 12% since December 31, 1994. Additionally, Rubbermaid estimated that sales of the Decorative Coverings Group products for the quarter ended March 31, 1998 would be approximately 11% below budgeted sales and approximately 15% below sales from the prior year's first quarter. Some of the decline may be attributable to reduction in inventory levels by retail customers. The Company will attempt to reverse the declining trend in sales not caused by inventory reductions through new selling, marketing and merchandising strategies. However, there can be no assurance that such decline can be reversed. Although the purchase price for the Rubbermaid Acquisition will be adjusted downward by up to $2.5 million if calendar year 1998 net sales of Decorative Coverings Group products are below a certain level (although not on a dollar-for-dollar basis), further declines could severely impact the Company's ability to fund its operations, maintain its competitive position and pay its debt obligations.

      DEPENDENCE ON LARGE CUSTOMERS. Giving effect to the Hornschuch Acquisition and the Rubbermaid Acquisition, the most significant customers of the Company consist of Laverna, Mercedes Benz and Metro through Hornschuch and Kmart, Target and Wal-Mart through Decora. The loss of any one of these customers could have a material adverse effect on the Company's business, financial condition or results of operations.

        SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS. The Company incurred substantial additional indebtedness in connection with the Rubbermaid Acquisition. As a result of this additional indebtedness and the indebtedness previously incurred to complete the Hornschuch Acquisition, the Company has indebtedness which is substantial in relation to its shareholders' equity, as well as interest and other debt service requirements that are significant compared to its cash flow from operations. As of December 31, 1997, on an adjusted pro forma basis, the Company would have had consolidated outstanding indebtedness of approximately $158.6 million, which would have represented 91.8% of total capitalization. Because of the high level of the Company's indebtedness, (i) a substantial portion of the Company's cash from operations will be committed to the payment of debt service and will not be available to the Company for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes will be limited; (iii) a substantial decrease in operating cash flow or an increase in expenses could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company's highly leveraged position may make it more vulnerable to economic downturns; and (v) the indebtedness under certain credit facilities of the Company and its subsidiaries are at variable rates of interest, which will, to the extent not hedged, cause the Company to be vulnerable to increases in interest rates. In addition, the agreements governing indebtedness of the Company and its subsidiaries impose significant operating and financial restrictions. Such restrictions may significantly limit, among other things, the ability of the Company to incur additional indebtedness, make prepayments of certain indebtedness, make investments, grant liens, merge with or acquire any other entity, dispose of assets, change its business and engage in certain other corporate activities. In addition, the Company may be required to comply with specific financial ratios, including loan to collateral value ratios. In the event that these requirements are not met, lenders may be entitled to declare indebtedness immediately due and payable. In addition, these financial restrictions could limit the ability of the Company to respond to market conditions or meet unanticipated capital needs or could otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the ability of the Company to finance its future operations or capital needs.


      (C)    EXHIBITS.

             2.1 Asset Purchase Agreement dated as of March 30, 1998 by and between Rubbermaid Incorporated and Rubbermaid Specialty Products, Inc., on the one hand, and Decora Industries, Inc. and Decora, Incorporated, on the other hand(1)


----------
     (1) Previously filed as an Exhibit to Registrant's Form 8-K dated March 31, 1998

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                DECORA INDUSTRIES, INC.
                                                    (Registrant)


                                                By: /s/ Timothy N. Burditt
                                                    ----------------------------
                                                    Timothy N. Burditt
                                                    Principal Accounting Officer

 Dated:   April 29, 1998